Exhibit 1.02

CONFLICT MINERALS REPORT

June 2, 2014

Introduction

This Conflict Minerals Report is presented to comply with Securities and Exchange Commission Rule 13p-1 under the Securities Exchange Act of 1934 (“SEC Rule”). Deere & Company (“Company”) and its subsidiaries (collectively, “John Deere”) manufacture and distribute agriculture and turf and construction and forestry equipment and parts. For the period from January 1 to December 31, 2013 (“Reporting Period”), certain components and parts of John Deere’s equipment products contained columbite-tantalite (coltan) (or its derivative tantalum), gold, wolframite (or its derivative tungsten) and/or cassiterite (or its derivative tin) (collectively, “conflict minerals”) necessary to the production or functionality of such equipment. As part of its due diligence, the Company has adopted a policy (“Conflict Minerals Policy”) providing a common set of principles for the sourcing of conflict minerals. In accordance with the SEC Rule, the Company implemented a process to determine whether any conflict minerals necessary to the production or functionality of its products originated in the Democratic Republic of the Congo or an adjoining country (“Covered Countries”) or do not come from recycled or scrap sources (the “Reasonable Country of Origin Inquiry”). Based on the Reasonable Country of Origin Inquiry, the Company believes that certain of the conflict minerals necessary to the production or functionality of its equipment manufactured in the Reporting Period may have originated in the Covered Countries and may not be from recycled or scrap sources (the “Covered Minerals”).

The Company’s due diligence procedures conform, in all material respects, with the framework in the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidelines”) and the related supplements for gold and for tin, tantalum and tungsten. In accordance with the SEC Rule and the OECD Guidelines, this Conflict Minerals Report is available on the Company’s website at www.JohnDeere.com/secfilings.

Part I of this report sets forth the Conflict Minerals Policy. Part II of this report describes the due diligence procedures performed by the Company on the source and chain of custody of In-Scope Components (as defined below). Part III of this report describes the Company’s products that contain In-Scope Components, the facilities used to process the Covered Minerals in those In-Scope Components if known to the Company, the country of origin of the Covered Minerals in those In-Scope Components if known to the Company, the efforts to determine the mine or location of origin with the greatest possible specificity and the steps the Company has taken or will take since December 31, 2013 to improve its due diligence process.

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Part I                                                               Conflict Minerals Policy

The Company has adopted the following Conflict Minerals Policy. The Conflict Minerals Policy was reviewed by the conflict minerals steering committee, which is part of the management structure, described below and was adopted in accordance with the Company’s policy procedures. The Conflict Minerals Policy was communicated to employees and suppliers in a manner consistent with past Company policies.

Global Conflict Minerals Policy

Introduction

Proceeds from the mining of certain minerals in the Democratic Republic of Congo (DRC) and countries adjoining it have been linked to human rights abuses through the funding of illegal armed groups. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, the United States Securities and Exchange (SEC) Commission requires publicly-traded companies to report on the origin of these conflict minerals.

This policy aligns with John Deere’s mission of serving those linked to the land and the promotion of human flourishing worldwide. It is consistent with our Code of Conduct, which voices the Company’s strong commitment to ethical business principles.

Definitions

Conflict minerals are defined as columbite-tantalite, cassiterite, gold, wolframite, and their derivatives tantalum, tin, and tungsten. This list may change since conflict minerals are also any mineral or its derivatives that the U.S. Secretary of State determines are financing conflict in the DRC or its adjoining countries.

DRC adjoining countries are the following countries bordering the DRC: Angola, Burundi, Central African Republic, Congo Republic, Rwanda, Sudan, Tanzania, Uganda and Zambia.

DRC conflict free is defined as parts or components that do not contain conflict minerals necessary to the functionality or production of the product that directly or indirectly finance or benefit armed groups in the DRC or DRC adjoining countries. Conflict minerals obtained from recycled or scrap sources are considered DRC conflict free.

Conflict minerals obtained from recycled or scrap sources are defined as conflict minerals obtained from recycled metals. These recycled metals are reclaimed end-user or postconsumer products or scrap processed metals created during product manufacturing. Recycled metals include excess, obsolete, defective and scrap metal materials containing refined or processed metals that are appropriate to recycle in the production of tin, tantalum, tungsten or gold. Minerals partially processed, unprocessed or a bi-product from another ore are not included in this definition.

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Policy

The company is committed to conducting its worldwide business operations in a manner that complies with applicable laws and regulations regarding conflict minerals. To comply with these requirements John Deere business operations will:

•                  Inform direct suppliers about this Conflict Minerals Policy and its relationship to the Company’s Supplier Code of Conduct.

•                  Work with its direct suppliers and sub-suppliers to understand the chain of custody for conflict minerals at least to the smelter or refiner level.

•                  Take measures to source parts and components from its direct suppliers and sub-suppliers that are DRC conflict free. These measures will include adopting, disseminating and incorporating this policy in related purchase orders, contracts and other appropriate agreements with suppliers as they are entered, revised or renegotiated.

•                  Work with direct suppliers to track and improve their performance in sourcing minerals from their suppliers and sub-suppliers that are validated as being DRC conflict free in accordance with a national or internationally recognized due diligence framework.

The following requirements must be met by John Deere suppliers:

•                  Assist John Deere’s compliance with the SEC regulations related to conflict minerals and provide all necessary declarations.

•                  Undertake reasonable due diligence within their supply chain to determine the chain of custody and origin of the conflict minerals. Due diligence includes developing policies and management systems to use DRC conflict free minerals, including making these requirements apply to their direct suppliers and sub-tier suppliers and requiring them to do the same with lower tiers of suppliers.

•                  Take measures to purchase parts, components or materials from their direct suppliers and sub-tier suppliers who source minerals for their products from smelters or refiners validated as being DRC conflict free in accordance with a nationally or internationally recognized due diligence framework.

•                  Comply with information requests on the source and origin of conflict minerals in the parts, components or materials provided to John Deere. Chain of custody data shall be maintained for five years and be provided to John Deere upon request.

Compliance

This policy applies to John Deere’s global business operations. Employees whose responsibilities relate to the supply or sourcing of parts, components, and materials should be informed and are expected to comply with these requirements and associated legislation or regulation.

Non-Compliance

John Deere will work with its suppliers to seek remedies for non-compliance with this policy. These remedies may include suspension or discontinuing engagement with the supplier.

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Reporting Violations

Violations or potential violations of this policy should be reported by employees to your supervisor, unit management or the Center for Global Business Conduct.

Additional Information / Contacts

General questions from employees and suppliers about conflict minerals and this policy should be directed to John Deere’s Manager of Compliance in Supply Management.

Contact the Center for Global Business Conduct for questions or concerns regarding compliance with this policy. Questions may be addressed to:

Center for Global Business Conduct

Global Privacy Management

Deere & Company

One John Deere Place

Moline, IL 61265

309-765-3175

Part II                   Due Diligence Procedures

Certain components and parts of John Deere’s equipment products manufactured during the Reporting Period contain conflict minerals necessary to the production or functionality of such equipment (“In-Scope Components”). The Company’s due diligence procedures are implemented and maintained throughout its supply chain. In accordance with the Company’s Conflict Minerals Policy and the OECD Guidelines, the Company has established a due diligence process with four key components: (1) internal supply management systems and controls; (2) identify and assess conflict minerals risk in the supply chain; (3) strategies to address identified risks within the supply chain; and (4) independent audit procedures. The Company performs due diligence procedures described below on its In-Scope Components.

a.              Internal Supply Management Systems and Controls

The Company’s Conflict Minerals Policy establishes the principles with regard to the responsible sourcing of conflict minerals against which the Company can assess itself and its suppliers. In order to enforce the Conflict Minerals Policy, the Company has put in place internal supply management systems and controls. The Company’s management structure consists of three levels of oversight. In accordance with the OECD Guidelines, at the top of the management structure is an executive sponsor. The executive sponsor is a member of the Company’s senior management team. The second level of management is a steering committee comprised of executive-level officers from supply management, environmental, energy and product sustainability, electronic solutions, internal audit and legal. This committee provided guidance and oversight to the third level of the management system for conflict minerals. The committee received periodic updates on the design and implementation of the due diligence procedures conducted for the Reporting Period. The third level of the management system is a team of subject matter experts (“CM Team”) from relevant functions within the Company, including supply management, environmental, quality, information technology, internal audit and legal. The CM Team was responsible for designing and implementing the Company’s due diligence procedures. In accordance with the

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Company’s Conflict Minerals Policy and the OECD Guidelines, the Company will maintain, and will require In-Scope Suppliers (as defined below) to maintain, conflict minerals records for five years.

b.              Identify and Assess Conflict Mineral Risk in the Supply Chain

Due to the size and complexity of John Deere’s global supply chain as well as its considerable number of suppliers, products, parts and components, a process was developed to assess and remove parts not containing conflict minerals from the inquiry. The Reasonable Country of Origin Inquiry pertained only to suppliers with In-Scope Components (“In-Scope Suppliers”) introduced into John Deere’s supply chain during the period from January 31 through December 31, 2013. Any part, component or product that did not contain conflict minerals was excluded from further inquiry.

The risk that In-Scope Components are present in the Company’s electronics parts was considered higher than the Company’s products overall. As a result, the Company split the Reasonable Country of Origin Inquiry into two processes. The first process collected information on the Company’s equipment components (“Equipment Survey”). The second process collected information on the Company’s electronics components (“Electronics Survey”). In each case, the survey related only to In-Scope Suppliers of In-Scope Components during the Reporting Period.

The Equipment Survey randomly selected In-Scope Suppliers based on volume of parts provided to the Company during the Reporting Period. These suppliers were ranked based on the total volume of In-Scope Components supplied or forecasted to be supplied to the Company for the Reporting Period. The In-Scope Suppliers were then separated into groups according to volume of parts supplied to the Company: high volume, mid-volume and low volume. The In-Scope Suppliers were then randomly selected from these groups such that the survey covered 80 percent of volume from high volume suppliers, 15 percent of volume from mid-volume suppliers and 5 percent of volume from low volume suppliers.

Due to the higher risk associated with electronics components, the Electronics Survey surveyed 100% of the Company’s electronics In-Scope Suppliers. As a result of both the Equipment Survey and the Electronics Survey, the Company surveyed approximately 88 percent of all of its volume of In-Scope Components during the Reporting Period.

c.               Survey of In-Scope Suppliers

The Company collected conflict minerals data from In-Scope Suppliers for each unique part supplied to the Company during the Reporting Period. Each In-Scope Supplier surveyed was required to make part-specific declarations to the Company. The Equipment Survey used the standard industry reporting template (“EICC/GeSI Template”) published by the Electronic Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative (“GeSI”) to review conflict minerals risk within the supply chain and identify smelters of origin. The Company also developed proprietary software to conduct the Equipment Survey. The system enabled the Company to communicate with In-Scope Suppliers, to make an initial risk assessment and to assist In-Scope Suppliers in completing the EICC/GeSI Template accurately.

The Electronics Survey was conducted with the assistance of a third party survey protocol. The Electronics Survey also utilized the EICC/GeSI Template, although the third party was contracted to

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procure the responses. In all cases, In-Scope Suppliers were asked to complete the survey within five weeks after receipt of the request. Additionally, In-Scope Suppliers were required automatically to update their responses with a new EICC/GeSI Template should an In-Scope Component that is the subject of an EICC/GeSI Template change during the Reporting Period. In accordance with the OECD Guidelines, the Company relies on third party audits by the Conflict Free Smelter Program (“CFS”) to validate the conflict free status of mineral smelters. The Company relies on the list of third party verified CFS smelters to determine the conflict status of the smelters identified in the supplier EICC/GeSI Template responses.

The Equipment Survey received complete EICC/GeSI Templates from approximately 86 percent of the In-Scope Suppliers surveyed, representing approximately 96 percent of the volume of the In-Scope Components of those suppliers. The Electronics Survey received complete EICC/GeSI Templates from approximately 73 percent of the In-Scope Suppliers surveyed, representing approximately 97 percent of the volume of its In-Scope Components. On a combined basis, the Company received complete EICC/GeSI Templates from approximately 77 percent of its In-Scope Suppliers surveyed, representing approximately 84 percent of the volume of the Company’s In-Scope Components during the Reporting Period.

The CM Team evaluated the EICC/GeSI Templates and assessed a risk level for each responding In-Scope Supplier. The risk evaluation was based on the risks outlined in the OECD Guidelines. Based on the risk evaluation, the CM Team determined whether further due diligence was required on any In-Scope Supplier. The CM Team contacted certain In-Scope Suppliers to verify the information provided on the EICC/GeSI Template. The results from the Equipment Survey and from the Electronics Survey were combined after completing the due diligence procedures. The supplier survey data on the Company’s In-Scope Components was consolidated at a product level to identify the conflict minerals status for the Company’s products pursuant to the SEC Rule.

Part III                  Product Description

a.              Products Containing In-Scope Components

The Company’s equipment operations are categorized into two major business segments. The agriculture and turf segment primarily manufactures and distributes a full line of agriculture and turf equipment and related service parts — including large, medium and utility tractors; loaders; combines, corn pickers, cotton and sugarcane harvesters and related front-end equipment and sugarcane loaders; tillage, seeding and application equipment, including sprayers, nutrient management and soil preparation machinery; hay and forage equipment, including self-propelled forage harvesters and attachments, balers and mowers; turf and utility equipment, including riding lawn equipment and walk-behind mowers, golf course equipment, utility vehicles, and commercial mowing equipment, along with a broad line of associated implements; integrated agricultural management systems technology and solutions; precision agricultural irrigation equipment and supplies; landscape and nursery products; and other outdoor power products. The construction and forestry segment primarily manufactures and distributes a broad range of machines and service parts used in construction, earthmoving, material handling and timber harvesting — including backhoe loaders; crawler dozers and loaders; four-wheel-drive loaders; excavators; motor graders; articulated dump trucks; landscape loaders; skid-steer loaders; and log skidders, feller bunchers, log loaders, log forwarders, log harvesters and related attachments.

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As a result of the due diligence procedures described in Part II above, the Company believes that the equipment products described above contain In-Scope Components.

b.              Facilities Known to Process the Covered Minerals

Attached hereto as Schedule A is a list of the facilities that, based on the due diligence process described above, are known to the Company and that the Company believes processed the Covered Minerals in the Company’s products during the Reporting Period. During the due diligence process described above, the In-Scope Suppliers identified many entities that the Company could not validate as smelters or refiners and therefore are not listed in Schedule A.

c.               Country of Origin of the Covered Minerals

As a result of the due diligence procedures described in Part II above, the Company believes that, during the Reporting Period, some of the Covered Minerals in the Company’s products were sourced from the Covered Countries. However, the Company has been unable to determine with certainty the specific country of origin of all of the Covered Minerals in the Company’s products.

d.              Efforts to Determine the Mine or Location of Origin

As discussed above in Part II, the Company relies on third parties to validate the conflict status of smelter sources. The Company’s due diligence procedures are designed to identify risks within the supply chain. At present, the Company’s In-Scope Suppliers have not identified mines or location of origin.

e.               Strategies to Address Identified Risks within the Supply Chain

The Company intends to continue its due diligence efforts on its conflict minerals supply chain. The Company’s due diligence procedures will continue to develop by engaging In-Scope Suppliers to improve transparency throughout the supply chain. In accordance with the Company’s Conflict Minerals Policy, the Company will incorporate conflict minerals obligations into our supplier contracts. The Company’s due diligence procedures will continue to enforce its Conflict Minerals Policy and its Supplier Code of Conduct.

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Schedule A

Facilities Known to process Covered Minerals during the Reporting Period

Mineral	Smelter/Refiner	Country
Gold	Aida Chemical Industries Co. Ltd.	JPN
Gold	Allgemeine Gold- und Silberscheideanstalt A.G.	DEU
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZB
Gold	AngloGold Ashanti Mineração Ltda	BRA
Gold	Argor-Heraeus SA	CHE
Gold	Asahi Pretec Corp	JPN
Gold	Asaka Riken Co Ltd	JPN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TUR
Gold	Aurubis AG	DEU
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHL
Gold	Boliden AB	SWE
Gold	Caridad	MEX
Gold	Cendres & Métaux SA	CHE
Gold	Central Bank of the DPR of Korea	KOR
Gold	Chimet SpA	ITA
Gold	Chugai Mining	JPN
Gold	Codelco	CHL
Gold	Daejin Indus Co. Ltd	KOR
Gold	DaeryongENC	KOR
Gold	Do Sung Corporation	KOR
Gold	Dowa	JPN
Gold	FSE Novosibirsk Refinery	RUS
Gold	Heimerle + Meule GmbH	DEU
Gold	Heraeus Ltd Hong Kong	HKG
Gold	Heraeus Precious Metals GmbH & Co. KG	DEU
Gold	Hwasung CJ Co. Ltd	KOR
Gold	Ishifuku Metal Industry Co., Ltd.	JPN
Gold	Istanbul Gold Refinery	TUR

Gold	Japan Mint	JPN
Gold	Jiangxi Copper Company Limited	CHN
Gold	Johnson Matthey Inc	USA
Gold	Johnson Matthey Limited	CAN
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUS
Gold	JSC Uralectromed	RUS
Gold	JX Nippon Mining & Metals Co., Ltd	JPN
Gold	Kazzinc Ltd	KAZ
Gold	Kojima Chemicals Co. Ltd	JPN
Gold	Korea Metal	KOR
Gold	Kyrgyzaltyn JSC	KGZ
Gold	L’’ azurde Company For Jewelry	SAU
Gold	LS-Nikko Copper Inc	KOR
Gold	Materion	USA
Gold	Matsuda Sangyo Co. Ltd	JPN
Gold	Metalor Technologies (Hong Kong) Ltd	HKG
Gold	Metalor Technologies SA	CHE
Gold	Metalor USA Refining Corporation	USA
Gold	Met-Mex Peñoles, S.A.	MEX
Gold	Mitsui Mining and Smelting Co., Ltd.	JPN
Gold	Moscow Special Alloys Processing Plant	RUS
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TUR
Gold	Navoi Mining and Metallurgical Combinat	UZB
Gold	Nihon Material Co. LTD	JPN
Gold	Ohio Precious Metals LLC.	USA
Gold	OJSC Kolyma Refinery	RUS
Gold	OJSC The Gulidov Krasnoyarsk Non-Ferrous Metals Plant (OJSC Krastvetmet)	RUS
Gold	PAMP SA	CHE
Gold	Pan Pacific Copper Co. LTD	JPN
Gold	Prioksky Plant of Non-Ferrous Metals	RUS
Gold	PT Aneka Tambang (Persero) Tbk	IDN

Gold	PX Précinox SA	CHE
Gold	Rand Refinery (Pty) Ltd	ZAF
Gold	Royal Canadian Mint	CAN
Gold	Sabin Metal Corp.	USA
Gold	SAMWON METALS corp.	KOR
Gold	Schone Edelmetaal	NLD
Gold	SEMPSA Joyeria Plateria SA	ESP
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHN
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUS
Gold	Solar Applied Materials Technology Corp.	TWN
Gold	Sumitomo Metal Mining Co. Ltd.	JPN
Gold	Suzhou Xingrui Noble	CHN
Gold	Tanaka Kikinzoku Kogyo K.K.	JPN
Gold	The Great Wall Gold and Silver Refinery of China	CHN
Gold	The Refinery of Shandong Gold Mining Co. Ltd	CHN
Gold	Tokuriki Honten Co. Ltd	JPN
Gold	Torecom	KOR
Gold	Umicore Brasil Ltda	BRA
Gold	Umicore SA Business Unit Precious Metals Refining	BEL
Gold	United Precious Metal Refining, Inc.	USA
Gold	Valcambi SA	CHE
Gold	Western Australian Mint trading as The Perth Mint	AUS
Gold	Xstrata Canada Corporation	CAN
Gold	Yokohama Metal Co Ltd	JPN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHN
Gold	Zijin Mining Group Co. Ltd	CHN
Tantalum	ALMT	CHN
Tantalum	ATI Tungsten Materials	USA
Tantalum	Chaozhou Xianglu Tungsten Industry Co Ltd	CHN
Tantalum	China Minmetals Nonferrous Metals Co Ltd	CHN
Tantalum	Chongyi Zhangyuan Tungsten Co Ltd	CHN

Tantalum	Conghua Tantalum and Niobium Smeltry	CHN
Tantalum	Conghua Tantalum and Niobium Smeltry	CHN
Tantalum	Duoluoshan	CHN
Tantalum	Exotech Inc.	USA
Tantalum	F&X	CHN
Tantalum	Gannon & Scott	USA
Tantalum	Ganzhou Grand Sea W & Mo Group Co Ltd	CHN
Tantalum	Global Advanced Metals	USA
Tantalum	Global Tungsten & Powders Corp	USA
Tantalum	H.C. Starck GmbH	DEU
Tantalum	Hi-Temp	USA
Tantalum	Hunan Chenzhou Mining Group Co	CHN
Tantalum	Japan New Metals Co Ltd	JPN
Tantalum	Jiangxi Rare Earth & Rare Metals Tungsten Group Corp	CHN
Tantalum	JiuJiang JinXin Nonferrous Metals Co. Ltd.	CHN
Tantalum	JiuJiang JinXin Nonferrous Metals Co. Ltd.	CHN
Tantalum	JiuJiang Tambre Co. Ltd.	CHN
Tantalum	Kemet Blue Powder	USA
Tantalum	Mitsui Mining & Smelting	JPN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHN
Tantalum	Plansee	AUT
Tantalum	Solikamsk Metal Works	RUS
Tantalum	Taki Chemicals	JPN
Tantalum	Tantalite Resources	ZAF
Tantalum	Tejing (Vietnam) Tungsten Co Ltd	VNM
Tantalum	Telex	USA
Tantalum	Ulba	KAZ
Tantalum	Wolfram Bergbau und Hütten AG	AUT
Tantalum	Wolfram Company CJSC	RUS
Tantalum	Xiamen Tungsten Co Ltd	CHN
Tantalum	Zhuzhou Cement Carbide	CHN

Tin	CNMC (Guangxi) PGMA Co. Ltd.	CHN
Tin	Cookson	USA
Tin	Cooper Santa	BRA
Tin	Cooper Santa	BRA
Tin	CV Duta Putra Bangka	IDN
Tin	CV JusTindo	IDN
Tin	CV Makmur Jaya	IDN
Tin	CV Nurjanah	IDN
Tin	CV Prima Timah Utama	IDN
Tin	CV Serumpun Sebalai	IDN
Tin	CV United Smelting	IDN
Tin	EM Vinto	BOL
Tin	Fenix Metals	POL
Tin	Geiju Non-Ferrous Metal Processing Co. Ltd.	CHN
Tin	Gejiu Zi-Li	CHN
Tin	Gold Bell Group	CHN
Tin	Huichang Jinshunda Tin Co. Ltd	CHN
Tin	Jiangxi Nanshan	CHN
Tin	Kai Unita Trade Limited Liability Company	CHN
Tin	Linwu Xianggui Smelter Co	CHN
Tin	Liuzhou China Tin	CHN
Tin	Malaysia Smelting Corp	MYS
Tin	Metallo Chimique	BEL
Tin	Mineração Taboca S.A.	BRA
Tin	Minmetals Ganzhou Tin Co. Ltd.	CHN
Tin	Minsur	PER
Tin	Mitsubishi Materials Corporation	JPN
Tin	Mitsubishi Materials Corporation	JPN
Tin	Novosibirsk Integrated Tin Works	RUS
Tin	OMSA	BOL
Tin	PT Alam Lestari Kencana	IDN

Tin	PT Artha Cipta Langgeng	IDN
Tin	PT Babel Inti Perkasa	IDN
Tin	PT Babel Surya Alam Lestari	IDN
Tin	PT Bangka Kudai Tin	IDN
Tin	PT Bangka Putra Karya	IDN
Tin	PT Bangka Timah Utama Sejahtera	IDN
Tin	PT Belitung Industri Sejahtera	IDN
Tin	PT BilliTin Makmur Lestari	IDN
Tin	PT Bukit Timah	IDN
Tin	PT DS Jaya Abadi	IDN
Tin	PT Eunindo Usaha Mandiri	IDN
Tin	PT Fang Di MulTindo	IDN
Tin	PT HP Metals Indonesia	IDN
Tin	PT Koba Tin	IDN
Tin	PT Mitra Stania Prima	IDN
Tin	PT Panca Mega	IDN
Tin	PT Refined Banka Tin	IDN
Tin	PT Sariwiguna Binasentosa	IDN
Tin	PT Stanindo Inti Perkasa	IDN
Tin	PT Sumber Jaya Indah	IDN
Tin	PT Tambang Timah	IDN
Tin	PT Timah	IDN
Tin	PT Timah Nusantara	IDN
Tin	PT Tinindo Inter Nusa	IDN
Tin	PT Yinchendo Mining Industry	IDN
Tin	Thaisarco	THA
Tin	White Solder Metalurgia	BRA
Tin	Yunnan Chengfeng	CHN
Tin	Yunnan Tin Company Limited	CHN
Tungsten	A.L.M.T. Corp.	JPN
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHN

Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHN
Tungsten	H.C. Starck GmbH	DEU
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	CHN
Tungsten	Jiangxi Tungsten Industry Group Co Ltd	CHN
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd	CHN